Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cooperative Bankshares, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-92219, 333-22335, and 333-101442) on Forms S-8 of Cooperative Bankshares, Inc. of our reports dated March 8, 2007, with respect to the consolidated financial statements of Cooperative Bankshares, Inc. and subsidiary, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2006 annual report on Form 10-K of Cooperative Bankshares, Inc.

Greenville, North Carolina
March 15, 2007